PRESS RELEASE	Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON,
PRESIDENT
(515) 232-6251

February 13, 2026

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND AND ANNOUNCED NOMINEES FOR THE BOARD OF DIRECTORS IN 2026

AMES, IOWA – On February 11, 2026, the Board of Directors of Ames National Corporation (the “Company”) declared a cash dividend of $0.24 per common share. The dividend is payable March 13, 2026, to shareholders of record at the close of business on February 27, 2026. The dividend is an increase of $0.04 per share or 20% from the prior quarter.

The Company also announced three nominees to stand for election to the Board of Directors at the upcoming Annual Meeting of Shareholders scheduled for April 29, 2026. The nominees for a three-year term are Jeffery C. Baker and Patrick G. Hagan, each of whom is currently serving as a director and is standing for re-election to the Board, and Amy F. Rieck, who has not previously served as a director of the Company.

This press release is not a solicitation of proxies from holders of common stock of the Company. The Company will provide shareholders with a proxy statement and related materials in connection with the 2026 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2026 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.